Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet Completes the acquisitions of Aidence Holding B.V. and Quantib B.V. to Address Opportunities in Lung and Prostate Cancer Diagnosis and Screening with Artificial Intelligence

•	When combined with RadNet’s existing DeepHealth mammography AI division, the two acquisitions provide RadNet with the basis for future offerings for widespread cancer screening programs for the three most prevalent cancers (breast, prostate and lung)
•	Aidence’s AI for chest and lung CT scanning is currently used by customers in seven European countries
•	Aidence’s leading product is pending FDA approval for use in the United States
•	With customers in 20 countries worldwide, Quantib’s solutions for prostate and brain MRI already have FDA 510(k) clearance in the United States and CE mark in Europe
•	Dr. Gregory Sorensen, President of RadNet’s DeepHealth division, will assume leadership responsibility for all of RadNet’s AI initiatives, including those within Aidence and Quantib

LOS ANGELES, California, January 24, 2022 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 350 owned and operated outpatient imaging centers, today reported that it has acquired two unrelated Dutch technology companies, Aidence Holding B.V., (“Aidence”), a leading radiology artificial intelligence (“AI”) company focusing on clinical solutions for pulmonary nodule management and lung cancer screening and Quantib B.V., (“Quantib”), a leading radiology AI and machine learning company focusing on clinical solutions for prostate cancer and neurodegeneration.

Founded in 2015 and based in Amsterdam, Netherlands, Aidence is developing and deploying AI clinical applications to empower interpreting medical images and improving patient outcomes. Aidence’s first commercialized product, Veye Lung Nodules, is an AI-based solution for lung nodule detection and management. This product is CE marked in Europe, where it has a leading position for lung cancer AI screening tools. Aidence’s solution analyzes thousands of CT scans each week, with customers in seven European countries including France, the Netherlands and the United Kingdom (“UK”). In 2020, Aidence received an AI Award to help the UK’s National Health Service improve lung cancer prognosis, and is playing a leading role in large-scale deployments of regional lung cancer screening programs. Aidence’s Veye solution was submitted in December for FDA 510(k) clearance in the United States. Upon successful clearance, Aidence’s solution would be available for use in the United States.

Founded in 2012 and based in Rotterdam, Netherlands, Quantib has multiple AI-based solutions with both CE mark and FDA 510(k) clearance, including Quantib Prostate for analysis of prostate MR images and Quantib Brain and Quantib ND to quantify brain abnormalities on MRI. Quantib has customers in more than 20 countries worldwide, including the United States. All of Quantib’s solutions are deployed through Quantib’s AI Node platform which allows for efficient workflow integration and more accelerated regulatory clearance of future products. Quantib Prostate summarizes multiparametric MRI results into an AI “heat map”, which highlights areas of concern, enabling for faster and more accurate diagnosis of prostate disease. Currently, approximately one in every eight men is being diagnosed with prostate cancer in his lifetime, and according to the American Cancer Society estimates, there will be 268,490 new cases of prostate cancer in the United States in 2022. In addition to Quantib Prostate, Quantib Brain and Quantib Brain ND, Quantib is in advanced development of an AI algorithm for MRI of the breast, which could be complementary to Deep Health’s solutions for mammography.

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Aidence and Quantib will join RadNet’s AI division, formed after the earlier acquisition of DeepHealth in 2020, which to date has focused on breast cancer screening and detection. The acquisitions of Aidence and Quantib will further enable RadNet’s leadership in the development and deployment of AI to improve the care and health of patients.

Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet, noted, “We remain convinced that artificial intelligence will have a transforming impact on diagnostic imaging and the field of radiology. We are very pleased to expand our portfolio of AI software into two other cancer screening domains. With the addition of Aidence and Quantib, we will now have effective screening solutions for the three most prevalent cancers. We believe that large population health screening will play an important role for health insurers, health systems and large employer groups in the near future. As the largest owner of diagnostic imaging centers in the United States, RadNet has relationships that can serve to make large-scale screening programs, similar to what mammography is for breast cancer screening, a reality.”

Dr. Berger continued, “As we have explained in the past, the benefit of cancer screening for population health is evident, driving improved patient outcomes while lowering costs. Specifically, the data showing the benefit of lung cancer screening with chest CT is robust. While RadNet performs more than 100,000 chest CT scans per year, lung cancer screening is dramatically underutilized, and even more so now that screening guidelines have been expanded to include over 14 million people in the US. Though annual lung cancer screening with low dose CT is recommended for high-risk populations by the US Preventative Services Task Force, too few patients are following the screening guidelines. Furthermore, we believe that lung screening will play an important role for those who suffered from COVID-19 and who may have a requirement to monitor longer-term issues with their lungs. We believe the amount of chest CTs could significantly increase if high-risk patients and patients with long-term COVID-19 effects have access to low-cost, effective screening programs that we believe Aidence’s solutions can facilitate.”

“Prostate cancer remains another major cause of morbidity and mortality, and MRI has been shown to have a critical role in the diagnosis and management of prostate cancer. While prostate MRI is a growing area of our overall MRI business, the opportunity to create a lower-cost, more accurate service offering to Medicare and private payors allows for a conversation about creating large-scale screening programs for appropriately-qualified male patient populations, akin to how mammography is utilized today to detect and manage breast disease in women. Quantib’s Prostate solutions further these objectives. Furthermore, Quantib’s commercialized products for brain MRI will be important tools for our business and could have an impact with monitoring Alzheimer’s patients, particularly those who will undergo some of the newer drug and treatment therapies being developed in the marketplace today,” Dr. Berger stated.

Mark-Jan Harte, co-founder and CEO of Aidence added, "The Aidence team, my co-founder, Jeroen van Duffelen and I are enthusiastic about joining forces with the RadNet experts. RadNet is a leader in medical imaging and is committed to furthering the use of AI in radiology. Together, we will accelerate our growth and innovation pipeline to serve clinicians with automated and integrated AI solutions for oncology. Our vision is that data is key to improving the prevention, management and treatment of disease. As an outgrowth of operating 350 facilities in some of the busiest and most populous U.S. markets and performing close to nine million exams per year, RadNet’s database of images and radiologist reports is one of the largest and most diverse we have identified. I see unprecedented opportunities to further scale adoption, leveraging RadNet’s capabilities.”

Arthur Post Uiterweer, CEO of Quantib noted, "We are thrilled to join the RadNet family. Quantib aims to enable more accurate and efficient clinical decision-making. Being part of RadNet enables us to take a major step towards distributing our solutions and making a much greater impact on patient health and outcomes. We believe our AI Node technology and substantial clinical experience from serving our customers can improve the rate at which future AI innovations are shared across RadNet’s hundreds of locations and the radiology industry at large.”

Dr. Berger concluded, “We are excited to add the Aidence and Quantib teams to our AI family. The addition of Aidence and Quantib to our already world-class AI efforts will accelerate the transformation of our business.”

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Conference Call

Dr. Howard Berger, President and CEO of RadNet, Inc., Dr. Gregory Sorensen, President of DeepHealth and head of RadNet’s AI Division, Mark-Jan Harte, Chief Executive Officer of Aidence and Arthur Post Uiterweer, Chief Executive Officer of Quantib, will host a conference call to discuss RadNet’s Artificial Intelligence strategy on Thursday, January 27th, 2022 at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time).

Conference Call Details:

Date: Thursday, January 27, 2022

Time: 11:00 a.m. Eastern Time

Dial In-Number: 888-254-3590

International Dial-In Number: 929-477-0448

It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the call. There will also be simultaneous and archived webcasts available at https://viavid.webcasts.com/starthere.jsp?ei=1526026&tp_key=150580c62f

An archived replay of the call will also be available and can be accessed by dialing 844-512-2921 from the U.S., or 412-317-6671 for international callers, and using the passcode 558728.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are expressions of our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, and anticipated future conditions, events and trends. Forward-looking statements can generally be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements in this press release include, among others, statements or inferences we make regarding:

•	Whether Aidence’s and Quantib’s existing or any future products will receive European CE and U.S, FDA510(k) clearance or other regulatory clearance and/or approval necessary for commercialization;
•	Whether Aidence’s and Quantib’s existing and any future solutions will prove effective, and whether RadNet’s development and deployment of AI solutions will prove effective for improving the care and health of patients.
•	Expected market acceptance for Aidence’s and Quantib’s products and the willingness of customers to use or continue to use Aidence’s and Quantib’s products in the future.
•	Aidence’s, Quantib’s and RadNet’s ability to develop, maintain and increase their market positions in a competitive environment.
•	Economic benefits and costs savings anticipated to be derived from AI products and solutions, as well as anticipated importance of, and impact of AI solutions, to RadNet’s future business operations.

Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated or implied in the forward-looking statements include, those factors, identified in the Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other reports that RadNet, Inc files from time to time with the Securities and Exchange Commission.

Any forward-looking statement contained in this press release is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of changed circumstances, new information, future developments or otherwise, except as required by applicable law.

About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services and related information technology solutions (including artificial intelligence) in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 350 owned and/or operated outpatient imaging centers. RadNet's markets include California, Maryland, Delaware, New Jersey, New York, Florida and Arizona. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 9,000 employees. For more information, visit http://www.radnet.com.

CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer